AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2003

                                                     REGISTRATION NO.  333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _________________

                                    FORM S-3
                                 ______________
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              LIFECELL CORPORATION
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                          76-0172936
------------------------------                           ----------------------
(State or other jurisdiction of incorporation           (I.R.S. Employer ID No.)
or organization)

                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
                       ----------------------------------
   (Address, including zip code,  and telephone number, including area code, of registrant's principal executive offices)

                               Steven T. Sobieski
                              LifeCell Corporation
                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
                       ----------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                              Alan Wovsaniker, Esq.
                            Steven M. Skolnick, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey  07068
                                 (973) 597-2500

     Approximate date of proposed commencement of sale to public:

     As soon as practicable after this Registration Statement becomes effective.
            _________________________________________________________
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

                                                                           Proposed
                                                       Proposed            Maximum
Title of Each  Class of            Amount to       Maximum Aggregate       Aggregate           Amount of
Securities to be Registered    be Registered (1)  Price per Share(2)   Offering Price(2)   Registration Fee
-----------------------------  -----------------  -------------------  ------------------  ----------------
Common Stock, $.001 par value   3,689,969 shares  $              6.95  $       25,645,285  $          2,075
-----------------------------  -----------------  -------------------  ------------------  ----------------

     (1)  Registered for resale by selling stockholders of the Company.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of the common stock on the Nasdaq National Market on September 23, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2003.

PROSPECTUS

                              LIFECELL CORPORATION

                        3,689,969 SHARES OF COMMON STOCK

     The selling stockholders listed on pages 19-21 are offering for resale 3,689,969 shares of our common stock under this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol "LIFC". On September 24, 2003, the closing price of the common stock on the Nasdaq National Market was $ 7.06 per share.

                      _____________________________________

          THE SHARES OF COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                      _____________________________________

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 2003

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus  Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk  Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Special  Note  Regarding  Forward-Looking  Statements . . . . . . . . . . . . 15
Where  You  Can  Find  More  Information. . . . . . . . . . . . . . . . . . . 16
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Selling  Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Plan  of  Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Legal  Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT US. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU FIND IMPORTANT. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE "RISK FACTORS," OUR FINANCIAL STATEMENTS AND THEIR RELATED NOTES AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE.

                                  THE COMPANY

     LifeCell Corporation develops and markets biological products for the repair and replacement of damaged or inadequate human tissue in numerous different clinical applications. Our patented tissue processing methods produce a unique matrix - a complete three-dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. We currently market a broad range of products:


     - AlloDerm(R), an acellular tissue matrix for skin grafting for burn patients as well as reconstructive surgical procedures and periodontal surgery;

     - Repliform(R), an acellular tissue matrix for urologic and gynecologic procedures;

     - Cymetra(R), a version of AlloDerm(R) in particulate form for non-surgical correction of soft tissue defects; and

     - Graft Jacket(TM), an acellular tissue matrix for orthopedic applications.

     We also distribute cryopreserved allograft skin for use as a temporary dressing in the treatment of burns. Our development programs include the potential application of our tissue matrix technology to vascular, nerve and orthopedic tissues; investigation of human tissues as carriers for therapeutics; ThromboSol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion.

     We were incorporated in the State of Delaware in 1992 as the successor to a Delaware corporation that was incorporated in 1986. Our address is One Millennium Way, Branchburg, New Jersey 08876, and our telephone number is (908) 947-1100. Unless the context otherwise requires, "we" or "us" refers to LifeCell Corporation, a Delaware corporation.

                                  RISK FACTORS

     You should carefully consider these risk factors in addition to our financial statements. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected.

WE HAVE A HISTORY OF OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT.

     Since our inception in 1986 through 2001 we incurred substantial net losses. At June 30, 2003, we had an accumulated deficit of approximately $63.4 million. Our first profitable quarter was the fourth quarter of 2001 and we have been profitable in each of the four quarters of 2002, as well as the first two quarters of 2003. Additionally, we generated positive cash flow from operations in every quarter since the third quarter of 2001. However, our ability to maintain profitability and generate positive cash flows from operations in the future will depend on:

          -    continued  market  acceptance and revenues from our products; and

          -    commercialization  of  products  under  development.

As a result, we may not be profitable and generate positive cash flows from operations in the future, which could adversely affect our stock price.

IF THE UNITED STATES FDA IMPOSES MORE STRINGENT TISSUE, MEDICAL DEVICE OR OTHER REGULATIONS THAT AFFECT OUR PRODUCTS, THE COSTS OF DEVELOPING, MANUFACTURING AND MARKETING OUR PRODUCTS WILL BE INCREASED.

     The FDA generally permits human tissue for transplantation to be commercially distributed without obtaining prior FDA clearance or approval of the product. In contrast, products regulated as medical devices or biologics usually must undergo a lengthy, uncertain and expensive premarket review process. In 1996, the FDA determined that AlloDerm used for the repair or replacement of damaged or inadequate integumental tissue would be regulated as transplanted human tissue. On that basis, we continued commercial distribution of this product for plastic reconstructive, burn and periodontal surgery. In its decision with respect to the regulation of AlloDerm, the FDA stated that the regulatory status of any different uses, such as a void filler for soft tissue, for cosmetic augmentation procedures or as a wound healing agent, would need to be determined on a case-by-case basis.

     In 1999, we began marketing the following products as human tissue:

          - Repliform, a version of AlloDerm, for urologic and gynecologic surgical procedures; and

          - Cymetra, a version of AlloDerm in a particulate form, for non-surgical correction of soft tissue defects.

     Repliform is used as a bladder sling for the treatment of urinary incontinence and for the repair of pelvic floor defects. Cymetra is used for the correction of soft tissue deficits, such as acne or other depressed scars, and to restore tissue loss from disease.

     In November 2000, the FDA wrote to us and requested detailed information about Repliform and Cymetra, including copies of existing labeling and advertising, a description of product composition and processing, and other information supporting our belief that each of these products is human tissue. In February 2001, we provided a detailed submission responding to the FDA's request. In June 2001, we received a letter from the FDA indicating that each of these products, as currently marketed, meet the definition of transplanted human tissue.

     In 2002, we commenced commercial distribution of Graft Jacket. Graft Jacket is the trade name given to AlloDerm when it is labeled for the intended use of repairing damaged or inadequate integumental tissue in orthopedic surgery. Relying on the FDA's findings with respect to AlloDerm, Repliform and Cymetra, we believe that Graft Jacket meets the definition of human tissue for transplantation and therefore we did not seek approval from FDA to market Graft Jacket. In March 2003, the FDA contacted us and requested information supporting our belief that Graft Jacket meets the definition of human tissue for transplantation. In April 2003, we provided a detailed submission responding to the FDA's request. There can be no assurance that, once the FDA completes its review of our submission, the FDA will agree with us that Graft Jacket meets the definition of human tissue for transplantation. If the FDA does not agree, they may impose medical device regulation upon Graft Jacket. FDA could also require us to cease marketing and/ or recall product already sold until FDA approval is obtained and could seek to impose enforcement sanctions for marketing this product without FDA approval.

     We cannot assure that Graft Jacket or other products we develop in the future will similarly be regulated as human tissue. The regulation of each new product we develop will be decided by the FDA on a case-by-case basis. If the FDA chooses to regulate any of our future products as a medical device or biologic, the process of obtaining FDA approval would be expensive, lengthy and unpredictable. We anticipate that it could take from one to three years or longer to obtain such approval. We do not know if such approval could be obtained in a timely fashion, or at all. Such approval process would almost certainly include a requirement to provide extensive supporting clinical testing data. In addition, the FDA requires that devices and biologics be produced in accordance with the Quality System Regulation for medical devices or Good Manufacturing Practice regulation for biologics. As a result, our manufacturing and compliance costs would increase and any such future device and biologic products would be subject to more comprehensive development, testing, monitoring and validation standards.

     The FDA has issued proposed rules that would impose additional donor suitability and Current Good Tissue Practice requirements on manufacturers of tissue-based products. If these or similar requirements actually become law, we will likely incur additional manufacturing and compliance costs for our tissue-based products.

     A few states impose their own regulatory requirements on transplanted human tissue. We believe that we are in compliance with such regulations. There can be no assurance that the various states in which our products are sold will find that we are in compliance or will not impose additional regulatory requirements or marketing impediments on our products.

THE FDA CAN IMPOSE CIVIL AND CRIMINAL ENFORCEMENT ACTIONS AND OTHER PENALTIES ON US IF WE FAIL TO COMPLY WITH THE STRINGENT FDA REGULATIONS AT OUR TISSUE FACILITIES.

     Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other fines and penalties that would increase our expenses and adversely affect our cash flows. Tissue establishments must engage in:

          -    donor  screening  and  infectious  disease  testing;  and

          -    stringent  record  keeping.

     As a result, our involvement in the processing and distribution of human tissue for transplantation requires us to ensure that proper donor screening and infectious disease testing are done appropriately and conducted under strict procedures. In addition, we must maintain records, which are available for FDA inspectors documenting that the procedures were followed. The FDA has authority to conduct inspections of tissue establishments and to detain, recall, or destroy tissue if the procedures were not followed or appropriate documentation is not available.

     Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. From time to time, the FDA may modify such requirements, imposing additional or different requirements, which may require us to alter our business methods.

THE NATIONAL ORGAN TRANSPLANT ACT, NOTA, COULD BE INTERPRETED IN A WAY THAT COULD REDUCE OUR REVENUES AND INCOME IN THE FUTURE.

     Procurement of certain human organs and tissue for transplantation is subject to the restrictions of NOTA, which prohibits the acquisition of certain human organs, including skin and related tissue for valuable consideration, but permits the payment of reasonable expenses associated with the procurement, transportation, processing, preservation, quality control and storage of human tissue, including skin. We reimburse tissue banks for expenses incurred that are associated with the procurement of donated cadaveric human skin that we process. In addition to amounts paid to tissue banks to reimburse them for their expenses associated with the procurement and transportation of human skin, we include in our pricing structure certain costs associated with:

          -    processing;

          -    preservation;

          -    quality  control  and  storage  of  the  tissue;  and

          -    marketing  and  medical  education  expenses.

     NOTA payment allowances may be interpreted to limit the amount of costs and expenses that we may recover in our pricing for our products thereby negatively impacting our revenues and profitability. We also are potentially subject to criminal enforcement sanctions if we are found to have violated NOTA's prohibition on the sale of human tissue.

WE ARE SUBJECT TO VARYING AND EXTENSIVE REGULATION BY FOREIGN GOVERNMENTS THAT CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS.

     We distribute some of our products in countries outside the United States. The regulation of our products in these countries varies. Certain countries regulate our products as a pharmaceutical product, requiring us to make extensive filings and obtain regulatory approvals before selling our product. Certain countries classify our products as human tissue for transplantation but may restrict the import or sale. Other countries have no applicable regulations regarding the import or sale of products similar to our products, creating uncertainty as to what standards we may be required to meet.

     The uncertainty of the regulations in each country may delay or impede the marketing of our products in these countries in the future or impede our ability to negotiate distribution arrangements on favorable terms. Certain foreign countries have laws similar to NOTA. These laws may restrict the amount that we can charge for our products and may restrict our ability to export or distribute our products to licensed not-for-profit organizations in those countries. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

INCREASING OUR REVENUES AND MAINTAINING PROFITABILITY WILL DEPEND ON OUR ABILITY TO INCREASE MARKET PENETRATION OF OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS.

     Much of our ability to increase revenues and to continue to generate net income and positive cash flows from operations will depend on:

          -    expanding the use and market penetration of our current products;
               and

          -    the successful introduction of our products in development.

     Products based on our technologies represent new methods of treatment. Physicians will not use our products unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies. Even if the advantage of our products is established as clinically significant, physicians may not elect to use such products for any number of reasons.

     Consequently, physicians, health care payers and patients may not accept our current products or products under development. Broad market acceptance of our products may require the training of numerous physicians and clinicians, as well as conducting or sponsoring clinical studies to demonstrate the benefits of such products. The amount of time required to complete such training and studies could result in a delay or dampening of such market acceptance. Moreover, health care payers' approval of reimbursement for our products in development may be an important factor in establishing market acceptance.

     We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. Although we have conducted animal studies on many of our products under development which indicate that the product may be feasible for a particular application, results obtained from expanded studies may not be consistent with earlier trial results or be sufficient for us to obtain any required regulatory approvals or clearances. The completion of the development of any of our products under development remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

          -    unanticipated  technical  or  other  problems;

          -    manufacturing  difficulties;  and

          - the possibility of insufficient funds for the completion of such development.

WE ARE HIGHLY DEPENDENT UPON SALES AND MARKETING AGENTS AND DISTRIBUTORS TO GENERATE OUR REVENUES.

     We  have  engaged:

          - Boston Scientific Corporation as our exclusive worldwide sales and marketing representative for Repliform for use in the urology and gynecology markets;

          - OMP Inc. as our exclusive sales and marketing representative for Cymetra to office-based dermatologists and plastic surgeons;

          - Biohorizons Implant Systems, Inc. as our exclusive distributor of AlloDerm for periodontal applications in the United States and select international markets; and

          - Wright Medical Technology, Inc. as our exclusive distributor of Graft Jacket in the United States.

     Additionally, we utilize distributors in certain international markets and may grant additional distribution rights in the future. For the year ended December 31, 2002, our sales and marketing agents and distributors generated 48% of our total product revenues. Boston Scientific Corporation and OMP Inc. represented approximately 31% and 8%, respectively, of our total product revenues. No other individual distributor generated more than 5% of our total product revenues in 2002. If an exclusive marketing agent or a distributor fails to adequately promote, market and sell our products, our revenues could be adversely affected until a replacement agent or distributor could be retained by us. Finding replacement agents and distributors could be a time consuming process during which our revenues could be negatively impacted.

WE DEPEND HEAVILY UPON A LIMITED NUMBER OF SOURCES OF HUMAN CADAVERIC TISSUE AND ANY INTERRUPTION IN THE AVAILABILITY OF HUMAN TISSUE WOULD INTERFERE WITH OUR ABILITY TO PROCESS AND DISTRIBUTE OUR PRODUCTS.

     Our business is dependent on the availability of donated human cadaveric tissue. We currently receive human tissue from approximately 23 United States tissue banks/organ procurement organizations. We estimate that there are approximately 100 tissue banks/organ procurement organizations in the United

States. Although we have established what we believe to be adequate sources of donated human tissue to satisfy the expected demand for our human tissue products in the foreseeable future, we cannot be sure that donated human cadaveric tissue will continue to be available at current levels or will be sufficient to meet our needs. If our current sources can no longer supply human cadaveric tissue or our requirements for human cadaveric tissue exceed their current capacity, we may not be able to locate other sources. Any significant interruption in the availability of human cadaveric tissue would likely cause us to slow down the processing and distribution of our human tissue products.

NEGATIVE PUBLICITY CONCERNING THE USE OF DONATED HUMAN TISSUE IN RECONSTRUCTIVE COSMETIC PROCEDURES COULD REDUCE THE DEMAND FOR OUR PRODUCTS AND NEGATIVELY IMPACT THE SUPPLY OF AVAILABLE DONOR TISSUE.

     Although we do not promote the use of our human tissue products for cosmetic applications, clinicians may use our products in applications or procedures that may be considered "cosmetic." Negative publicity concerning the use of donated human tissue in cosmetic procedures could reduce the demand for our products or negatively impact the willingness of families of potential donors to agree to donate tissue or tissue banks to provide tissue to us for processing.

THE BIOMEDICAL FIELD, WHICH WE ARE IN, IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER OUR PRODUCTS OBSOLETE.

     The biomedical field is undergoing rapid and significant technological change. Our success depends upon our ability to develop and commercialize efficient and effective products based on our technologies. There are many companies, including Regeneration Technologies, Inc., Cook, Inc. and its affiliates, Cryolife, Inc., Integra Life Sciences Holdings Corporation, Tissue Science Laboratories, plc and academic institutions, including Rice University, The University of Pittsburgh and Georgia Institute of Technology, that are capable of developing products based on similar technology, as well as companies that manufacture and distribute synthetic alternatives that compete with our products. Some or all of these competitors have developed and are capable of developing products based on other technologies, which are or may be competitive with our products. Many of these companies and academic institutions are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than we do. These companies and academic institutions may succeed in developing competing products that are more effective than our products, or that receive government approvals more quickly than our products, which may render our products or technology uncompetitive, uneconomical or obsolete.

THE  ABILITY  TO  OBTAIN  THIRD-PARTY REIMBURSEMENT FOR THE COSTS OF NEW MEDICAL
TECHNOLOGIES  IS  LIMITED.

     Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by us, for use in providing care to their patients. These parties typically rely on third-party payers, including:

          -    Medicare;

          -    Medicaid;

          -    private  health  insurance;  and

          -    managed  care  plans

to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Third-party payers have adopted cost control measures in recent years that have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We believe that certain third-party payers provide reimbursement for medical procedures at a specified rate without additional reimbursement for products, such as those being sold or developed by us, used in such procedures. Adequate third-party payer reimbursement may not be available for us to maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. The FDA generally permits human tissue for transplantation to be commercially distributed without obtaining prior FDA approval of the product. In contrast, products regulated as medical devices or biologics usually require such approval. Certain government and other third-party payers refuse, in some cases, to provide any coverage for uses of products for indications for which the FDA has not granted marketing approval. Further, certain of our products are used in medical procedures that typically are not covered by third-party payers or for which patients sometimes do not obtain coverage. These and future changes in third-party payer reimbursement practices regarding the procedures performed with our products could adversely affect the market acceptance of our products.

OUR SUCCESS DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.

     Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies. We currently license:

          - the exclusive right to eight United States patents and related foreign patents; and

          -    non-exclusive  rights  to  14  patents.

     In  addition,  we:

          - have been issued eight United States utility patents and one United States design patent; and

          -    have  five  United  States  patent  applications  pending.

     Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by or licensed to us based on, among other things:

          -    subsequently  discovered  prior  art;

          - lack of entitlement to the priority of an earlier, related application; or

          - failure to comply with the written description, best mode, enablement or other applicable requirements.

     In general, the patent position of biotechnology and medical product firms is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

          - other patents may be granted with respect to the patent applications filed by us; and

          - any patents issued or licensed to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

     The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally not made public. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or our licensor or prevent commercialization of a product claimed thereby.

     We generally conduct a cursory review of issued patents prior to engaging in research or development activities. If others already have issued patents covering new products that we develop, we may be required to obtain a license from them to commercialize such new products. There can be no assurance that any necessary license could be obtained on favorable terms or at all.

     There can be no assurance that we will not be required to resort to litigation to protect our patented technologies or other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing or proposed products or processes against claims of patent infringement or other intellectual property claims. Any of such litigation could result in substantial costs and diversion of our resources.

     We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to us may differ from that of their foreign counterparts.

     We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

     Our business exposes us to potential product liability risks inherent in the testing, manufacturing, marketing and use of medical products. We cannot be certain that:

          - our insurance will provide adequate coverage against potential liabilities;

          - adequate product liability insurance will continue to be available in the future; or

          -    our  insurance  can  be  maintained  on  acceptable  terms.

The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire would increase our expenses.

     We use donated human tissue as the raw material for our products. The non-profit organizations that supply such tissue are required to follow FDA regulations for screening donors for potential disease transmission. Such procedures include donor testing for certain viruses, including HIV. Our manufacturing process also has been demonstrated to inactivate concentrated suspensions of HIV. While we believe such procedures are adequate to reduce the threat of disease transmission, there can be no assurance that:

          -    our products will not be associated with transmission of disease;
               or

          - a patient otherwise infected with disease would not erroneously assert a claim that the use of our products resulted in the disease transmission.

Any such transmission or alleged transmission could have a material adverse effect on our ability to manufacture or market our products and could result in litigation.

WE MAY SEEK TO MAKE ACQUISITIONS OF COMPLEMENTARY TECHNOLOGIES OR PRODUCTS THAT PROVE UNSUCCESSFUL OR STRAIN OR DIVERT OUR RESOURCES.

     We may seek to grow through acquisitions of complementary technologies or products. Such acquisitions present risks that could materially adversely affect our business and financial performance, including:

          - the diversion of our management's attention from our everyday business activities;

          - the assimilation of the operations and personnel of the acquired business;

          - the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business; and

          - the need to expand management, administration, and operational systems.

     If we make such acquisitions we cannot predict whether:

          - we will be able to successfully integrate the operations of any new businesses into our business;

          - we will realize any anticipated benefits of completed acquisitions; or

          - there will be substantial unanticipated costs associated with acquisitions.

     In addition, future acquisitions by us may result in:

          -    potentially  dilutive  issuances  of  our  equity  securities;

          -    the  incurrence  of  additional  debt;  and

          - the recognition of significant charges for depreciation and amortization related to goodwill and other intangible assets.

     Although we have no present plans or intentions, we continuously evaluate potential acquisitions of complementary technologies and products. However, we have not reached any agreement or arrangement with respect to any particular acquisition and we may not be able to complete any acquisitions on favorable terms or at all.

WE MAY NEED ADDITIONAL CAPITAL TO ACQUIRE COMPLEMENTARY TECHNOLOGIES AND PRODUCTS, TO MARKET OUR PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

     We intend to expend funds for:

          -    product  research  and  development;

          -    expansion  of  sales  and  marketing  activities;

          -    product  education  efforts;  and

          - other working capital and general corporate purposes, including fixed asset requirements and potential acquisitions of complementary technologies or products.

     We may need additional capital, depending on:

          -    the  costs  and progress of our research and development efforts;

          -    the  number and types of product development programs undertaken;

          - the costs and timing of expansion of sales and marketing activities;

          -    the  costs  and  timing  of  expansion of manufacturing capacity;

          -    the  amount  of  revenues  from  our  existing  and new products;

          - changes in, termination of, and the success of existing and new distribution arrangements;

          - the cost of maintaining, enforcing and defending patents and other intellectual property rights;

          -    competing  technological  and  market  developments;  and

          - developments related to regulatory and third party reimbursement matters.

     Although we believe that our current cash resources together with anticipated cash from ongoing operating activities, committed research grant funding and remaining availability under our credit facility will be sufficient to fund our planned operations, research and development programs and fixed asset additions in the foreseeable future, there can be no assurance that such sources will be sufficient to meet our long-term needs and as a result we may need additional funding. We have no commitments for any future funding and there can be no assurance that we will be able to obtain additional financing in the future from either debt or equity financings, collaborative arrangements or other sources on terms acceptable to us, or at all. If adequate funds are not available, we expect that we will be required to delay, scale back or eliminate one or more of our product development programs. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies, products or marketing territories.

OUR FAILURE TO COMPLY WITH REGULATIONS REGARDING DISPOSAL OF HAZARDOUS MATERIALS COULD RESULT IN THE IMPOSITION OF PENALTIES, FINES OR SANCTIONS.

     Our research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency and the New Jersey Natural Resources Commission. We segregate such waste and dispose of it through licensed hazardous waste transporters. Although we believe we are currently in compliance in all material respects with applicable environmental regulations, our failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, products, products under development, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under "Risk Factors" set forth above.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

          -    Main Public Reference Room
               Judiciary Plaza Building
               450 Fifth Street,  N.W.
               Washington, D.C.  20549

         -     Regional Public Reference Room
               75 Park Place, 14th Floor
               New York, New York  10007

     You may obtain information on the operation of the SEC's public reference rooms by calling 1-800-SEC-0330. We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings at the SEC's website, located at www.sec.gov or at our website, located at
                                       -----------
www.lifecell.com.  Information  on  our website does not constitute part of this
----------------
prospectus.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding LifeCell and its common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

     The SEC allows us to "incorporate" into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. For further information about us and our common stock, you should refer to the registration statement and the following documents which we are incorporating by reference except to the extent information in those documents is different from the information contained in this prospectus:

          -    Our  Annual  Report  on Form 10-K for the year ended December 31,
               2002;

          -    Our  Quarterly Report on Form 10-Q for the quarter ended June 30,
               2003;

          - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

          -    Our  Current  Reports  on Form 8-K filed with the SEC on February
               14,  2003,  March  3,  2003  and  August  14,  2003;

          - Our Definitive Proxy Statement filed on April 24, 2003, for our annual meeting of shareholders held on May 30, 2003;

          - The description of our Common Stock, $.001 par value, contained in our most recent registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

          - All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

     We will provide without charge to each person, including any beneficial owner of common stock to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus, not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to: LifeCell Corporation, One Millennium Way, Branchburg, NJ 08876, Attention: Secretary, telephone (908) 947-1106.

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

     We have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to pay expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

2003  Private  Placement
------------------------

     We and the selling stockholders entered into a series of stock purchase agreements under which we sold an aggregate of 3,689,969 shares of our common stock to such selling stockholders in a private placement, including shares of common stock sold to holders of our Series B preferred stock who exercised their rights to acquire shares of common stock in the private placement. In consideration for the issuance of the common stock, the selling stockholders paid us an aggregate of approximately $15.7 million in cash. In connection with the private placement, Michael E. Cahr, one of our directors, purchased 3,464 shares of common stock and Stephen Livesey, our Chief Scientist (a non-executive office position) and a former director, purchased 1,720 shares of common stock.

     We agreed to register the shares of common stock purchased by such selling stockholders as a condition to the purchase of such shares of common stock.

     Based on information provided by the selling stockholders, the following table lists:

     -    the  name  of  the  selling  stockholders;

     - the number of shares of common stock beneficially owned before the commencement of the offering;

     - the number of shares of common stock offered for resale in this offering; and

     - the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

     As of September 23, 2003, we had 25,381,186 shares of common stock outstanding.

                                                    Common stock beneficially
                          Number of                 owned after the offering
                          Shares of                 ------------------------
                           Common
                            Stock       Shares
Selling                 Beneficially     Being       Number       Percent of
Stockholders                Owned       Offered     of Shares    Outstanding
----------------------  -------------  ---------  -------------  ------------
Westfield Life
Sciences Fund II LP          328,851     328,851             0             0

Westfield Life
Sciences Fund LP             223,736     223,736             0             0

Essex Woodlands
Health Ventures
Fund V, L.P.               1,300,000   1,300,000             0             0

Gagnon 1999
Grandchildren's Trust
STS 2/1/99                    73,043      47,058        25,985             *

The Lois E. & Neil J.
Gagnon Foundation
Inc.                         129,872      94,117        35,755             *

The Gagnon Family
Partnership                  102,923      70,588        32,335             *

Neil J. Gagnon               327,296     141,176       186,120             *

Lois E. Gagnon               207,447     117,647        89,800             *

Bay Star Capital II,
L.P.                         500,000     500,000             0             0


                                      -19-

                                                    Common stock beneficially
                          Number of                 owned after the offering
                          Shares of                 ------------------------
                           Common
                            Stock       Shares
Selling                 Beneficially     Being       Number       Percent of
Stockholders                Owned       Offered     of Shares    Outstanding
----------------------  -------------  ---------  -------------  ------------
UBS O'Connor LLC
f/b/o PIPES
Corporate Strategies
Master Ltd.                  118,000     118,000             0             0

Neal I. Goldman              167,647     117,647        50,000             *

North Sound Legacy
Fund LLC                      10,587      10,587             0             0

North Sound Legacy
Institutional Fund
LLC                          107,059     107,059             0             0

North Sound Legacy
International Ltd.           117,647     117,647             0             0

Paul B. Ankin & Lois
F. Ankin                    12,119(1)      1,720      10,399(1)            *

Bear Stearns F/B/O
Theodore
Berghorst(4)               523,378(1)     64,485     458,893(1)          1.8%

Michael E. Cahr         149,856(1)(2)      3,464  146,392(1)(2)            *

Thomas C. Dorn              77,524(1)     11,002      66,522(1)            *

Peter F. Drake(4)           44,293(1)      6,286      38,007(1)            *

Shahab Fatheazam            44,293(1)      6,286      38,007(1)            *

Linda B. Ginsburg           44,293(1)      6,286      38,007(1)            *

Michael Gironta                676(1)         96         580(1)            *

Arthur S. Kirsch           110,755(1)     15,718      95,037(1)            *

Stephen Livesey         570,002(1)(3)      1,720  568,282(1)(3)          2.2%

Barclay Phillips(4)         15,813(1)      1,570      14,243(1)            *

Douglas Reed(4)             40,163(1)      1,570      38,593(1)            *

Don A. Sanders              30,360(1)      4,309      26,051(1)            *


                                      -20-

                                                    Common stock beneficially
                          Number of                 owned after the offering
                          Shares of                 ------------------------
                           Common
                            Stock       Shares
Selling                 Beneficially     Being       Number       Percent of
Stockholders                Owned       Offered     of Shares    Outstanding
----------------------  -------------  ---------  -------------  ------------
Vector Later-Stage
Equity Fund LP(4)        1,911,997(1)    271,344   1,640,653(1)          6.1%

     _____________________
     *    Less  than  1%
     (1) Includes shares of common stock issuable upon conversion of shares of Series B preferred stock held by such selling stockholder.
     (2) Includes 40,000 shares underlying stock options exercisable within 60 days of September 23 2003.
     (3) Includes 450,000 shares underlying stock options exercisable within 60 days of September 23 2003.
     (4) Theodore Berghorst, Peter F. Drake, Barclay Phillips, Douglas Reed and Vector Later-Stage Equity Fund LP jointly filed a Schedule 13G/A, together with Vector Fund Management, L.P. and VSI Advisors, L.L.C., as of February 14, 2003 (the "13G"). The following information is based on information contained in the 13G. Theodore Berghorst is the managing member of VSI Advisors, L.L.C. and an officer and director of Vector Fund Management, L.P., the general partner of Vector Later-Stage Equity Fund LP, Peter F. Drake is an officer and director of Vector Fund Management, L.P., Barclay A. Phillips is a director of Vector Fund Management, L.P. and Douglas Reed is a director of Vector Fund Management, L.P. Pursuant to Rule 13d-4 of the Exchange Act, the reporting persons expressly declared that the filing of the 13G shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by the 13G, except for otherwise expressly described therein.

                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The selling stockholders may sell the shares by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -    privately  negotiated  transactions;

     -    short  sales;

     -    a  combination  of  any  such  methods  of  sale;  and

     -    any  other  method  permitted  pursuant  to  applicable  law.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions, settlement of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of their customer agreements with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sale. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

     -    in  the  over-the  counter  market  or  otherwise;

     -    at  prices  and  on  terms  then  prevailing  at  the  time  of  sale;

     -    at  prices  then  related  to  the  then-current  market  price;  or

     -    in  negotiated  transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders will be required to pay commissions and brokerage expenses on their sales, if any.

     At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the following:

     -    the  names  of  the  selling  stockholders;

     -    the  number  of  shares  being  sold;

     -    the  price;

     -    commissions  being  paid;

     -    that  there  has  been  no  investigation  by  broker-dealer;  and

     -    any  other  facts  material  to  the  transaction.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     In order to comply with certain states' securities laws, if applicable, the selling stockholders may sell the shares in those jurisdictions only through registered or licensed brokers or dealers. In certain states the selling stockholders may not sell the shares unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of LifeCell for the years ended December 31, 2001 and 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, our previous independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

     Arthur Andersen LLP completed its audit of our consolidated financial statements at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and issued its report with respect to such consolidated financial statements on February 25, 2002. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice for activities relating to its previous work for Enron Corp., and Arthur Andersen LLP ceased to audit publicly held companies in August 2002. Investors in the securities which may be sold under this prospectus may not be able to effectively recover against Arthur Andersen LLP for any claims they may have under securities or other laws as a result of Arthur Andersen LLP's previous role as our independent accountants and as author of the audit report for the audited financial statements for the year ended December 31, 2001, incorporated by reference in this prospectus.

Prospective investors may rely only on the information contained in this prospectus. LifeCell Corporation has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.



                              LIFECELL CORPORATION


                        3,689,969 SHARES OF COMMON STOCK

                                   PROSPECTUS

                             ________________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table lists the expenses which will be incurred by the issuance and distribution of the common stock being registered.

                                                 Expense
                                                 --------
Securities and Exchange Commission
  Registration Fee                               $  2,075
Nasdaq Additional Listing Application              22,500
Accounting Fees and Expenses                       10,000
Legal Fees and Expenses                            15,000
Miscellaneous                                       5,425
                                                 --------
Total                                            $ 55,000
                                                 ========



     All of the above amounts, other than the SEC filing fee, are estimates only. All of the above expenses will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("GCL") provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Seventh (B) of the Company's Restated Certificate of Incorporation, as amended provides that:

          The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

          Article Seventh (A) of the Company's Restated Certificate of Incorporation, as amended provides that:

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Article X of the Company's Amended and Restated By-Laws provides that:

          Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Determination of Conduct. The determination that a director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

          Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this
     Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate of Incorporation, any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 16. EXHIBITS

               The  following  exhibits  are  filed as part of this Registration
               Statement:

4.1 (1) Restated Certificate of Incorporation of the Company, as amended.

4.2 (2)        By-laws  of  the  Company,  as  amended  and  restated.

4.3 (3)        Form  of  Certificate  evidencing ownership of the Company's
               Common  Stock.

5.1            Opinion  of  Lowenstein  Sandler  PC.

23.1           Consent  of  Independent  Public  Accountants.

23.2           Consent  of  Lowenstein  Sandler  PC  is included in Exhibit 5.1.


--------------------------------------------------------------------------------

(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

(2) Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-44969).

     The Company has not been able to obtain the written consent of Arthur Andersen LLP, the Company's former independent public accountants, to the incorporation by reference into this registration statement of its report covering the Company's financial statements for the years ended December 31, 2001 and 2000. The Company has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Since the Company has not been able to obtain the written consent of Arthur Andersen LLP, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements for the years ended December 31, 2001 and 2000 audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

ITEM 17. UNDERTAKINGS

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg on the 25th day of September, 2003.

                                             LIFECELL CORPORATION

                                             /s/Steven T. Sobieski
                                             --------------------------------
                                             By: Steven T. Sobieski
                                                 Vice President and Chief
                                                    Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Paul G. Thomas and Steven T. Sobieski or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name                                  Title                     Date
------------------------  -----------------------------  ------------------


/s/Paul G. Thomas         President and Chief Executive  September 25, 2003
------------------------  Officer and Director
Paul G. Thomas

/s/Steven T. Sobieski     Vice President and             September 25, 2003
------------------------  Chief Financial Officer
Steven T. Sobieski

/s/Michael E. Cahr        Director                       September 25, 2003
------------------------
Michael E. Cahr

/s/David Fitzgerald       Director                       September 25, 2003
------------------------
David Fitzgerald

/s/James G. Foster        Director                       September 25, 2003
------------------------
James G. Foster

/s/ Jonathan Silverstein  Director                       September 25, 2003
------------------------
Jonathan Silverstein